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                                                                   EXHIBIT 10.24


                  DEVELOPMENT AND COMMERCIALIZATION AGREEMENT


         THIS DEVELOPMENT AND COMMERCIALIZATION AGREEMENT (this "Agreement") is entered into as of the 31st day of December, 1998, by and between SPECTRX, INC., a Delaware corporation ("SpectRx") and WELCH ALLYN, INC., a New York corporation ("Welch Allyn") (SpectRx and Welch Allyn are each referred to hereinafter as a "Party" and collectively as the "Parties").

                                   WITNESSETH:

         WHEREAS, SpectRx owns or has rights to intellectual property related to optical spectroscopy and other intellectual property rights that are applicable to the diagnosis of cervical lesions and dermatologic lesions;

         WHEREAS, Welch Allyn owns or has rights to intellectual property that are applicable to the visualization of cervical lesions and dermatologic lesions;

         WHEREAS, the Parties desire to jointly develop, design, manufacture, and market a spectroscopic device and related disposable element for use in the In Vivo Diagnosis (defined below) of cervical lesions (the "Cervical Product");

         WHEREAS, the Parties desire to enter into a joint venture or similar relationship to effect the manufacture and marketing of the Cervical Product, subject to Manufacturing and Supply Agreements and Marketing Agreements as further provided herein;

         WHEREAS, the Parties desire to provide Welch Allyn an option to enter into a subsequent agreement with SpectRx for development and commercialization of a spectroscopic device and related disposable element for use in the In Vivo Diagnosis of dermatologic lesions (the "Skin Product");

         WHEREAS, SpectRx and Welch Allyn wish to enter into a research and development program that may result in commercialization of the Cervical Product while understanding that there are technological and business risks that may not be overcome in the commercialization effort;

        WHEREAS, the Parties desire to set forth in this Agreement the terms applicable to development and commercialization of the Cervical Product and the option to collaborate in development and commercialization of the Skin Product;

         NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:


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                                 I. DEFINITIONS

         The following capitalized terms shall have the meanings given in this Section. Other capitalized terms in this Agreement that are not defined below but that are defined in this Agreement parenthetically, within quotations, shall have such meanings.

         1.1 "ACCOUNTING SERVICES PROVIDER" means that Party or a Third Party selected by the Management Committee to serve the Parties as the "Accounting Services Provider," who shall be responsible for creating and maintaining the Profit and Loss Statement.

         1.2 "APPLIED RESEARCH PHASE" means the joint research to be carried out by the Parties specifically to prove the preliminary clinical and technical feasibility of the Cervical Product. The Applied Research Phase, which commenced prior to the Effective Date, shall end with the completion of a preliminary engineering package and a preliminary clinical feasibility assessment report for the Cervical Product.

         1.3 "BUDGET" shall have the meaning set forth in Section 6.1(A) hereof.

         1.4 "CASH EXPENDITURE EQUALIZATION PROCEDURE" shall mean the procedure set forth in Section 6.2 hereof.

         1.5 "CERVICAL PRODUCT" shall have the meaning set forth in the Recitals hereto, and shall include, unless the usage thereof dictates otherwise, the Disposable for such Product.

         1.6 "DERIVED TECHNOLOGY" means Developed Patent Rights, Developed Copyrights, Developed Trademarks and Trade Dress Rights and Developed Technical Information (as those terms are defined in Section 1.7 hereof) that are derived from or result as an improvement or other modification to either SpectRx Intellectual Property or Welch Allyn Intellectual Property.

         1.7 "DEVELOPED TECHNOLOGY" means any Developed Patent Rights, Developed Copyrights, Developed Trademark and Trade Dress Rights, and Developed Technical Information, all whether registrable or not, issued or pending, that do not exist as of the Effective Date but that are jointly developed by the Parties, or by a single Party in performance of its services provided for in the Statement of Work, during the term of this Agreement, where such terms have the following meanings, respectively:

             (A) "Developed Patent Rights" means all rights to inventions, proposed inventions, and patent applications, including any patents issuing from such applications, all reissues or extensions thereof to be obtained in this or any foreign country upon such applications, any divisional, continuation, continuation-in-part or substitute applications that may be filed upon such applications and any patents issued thereon in this or any foreign country, in addition to the right to file such applications through the Paris Convention or the Patent Cooperation Treaty;

             (B) "Developed Copyrights" means all copyrights in works, including, without limitation, product literature, brochures, catalogues, drawings, advertisements, software, and


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other written or graphic materials, and all derivative works arising therefrom, whether or not such copyrights are registered;

             (C) "Developed Trademark and Trade Dress Rights" means all statutory and common law rights in trademarks and the associated good will, including, without limitation, company names, product names, and logos, including all federal and state trademark application rights associated with such marks, as well as rights regarding product shape, color, packaging, and overall image; and

             (D) "Developed Technical Information" means all know-how, data, trade secrets, discoveries, inventions, product designs, models, prototypes, schematics, copyrighted works, and technical information (including, without limitation, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), manufacturing and production processes and techniques, research and development information, drawings, blue prints, specifications, designs, bills of material, computer software, and documentation), and embodiments thereof (in whatever form or medium).

         To the extent Developed Technology incorporates or includes SpectRx Intellectual Property or Welch Allyn Intellectual Property (each as defined below), or constitutes Derived Technology, such incorporated or included intellectual property and such Derived Technology shall not be considered Developed Technology.

         1.8 "DEVELOPMENT PHASE" means the joint work to be carried out by the Parties specifically to develop the Cervical Product for commercialization, including without limitation, design, engineering, clinical evaluation, regulatory clearance and all pre-production activity. The Development Phase shall commence on the completion of the Applied Research Phase and shall end on the First Shipment Date of the Cervical Product.

         1.9 "DISPOSABLE(S)" means a single or multiple use component or components that are distributed with labeling or instructions identifying it for use with the Products.

         1.10 "EFFECTIVE DATE" means the date of this Agreement set forth in the first paragraph hereof.

         1.11 "EXPENDITURES" means actual cash payments of Project expenses, that have been approved by the Management Committee specifically or as part of an approved Budget, made by a Party to Third Parties in bona fide, arms-length transactions, including compensation of any kind (including benefits) to employees or independent contractors working on the Project (or on a pro rata basis to the extent such employees or independent contractors are not engaged full-time on the Project) and all direct rent expense and other direct fixed or variable facility usage or Project-related costs or expenses (i.e., utilities, materials, supplies, travel, etc.), but not including all or any portion of overhead expenses that a Party would have incurred in the absence of the Project, such as general administrative expenses.

         1.12 "FILING" means any documentation, application, filing, recordation, registration, or the like perfecting, enhancing or ensuring proprietary rights to intellectual property under any statute, law, or governmental rule or regulation, whether U.S. or foreign, including without


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limitation copyright, trademark, and patent laws.

         1.13 "FIRST SHIPMENT DATE" means the date of the first shipment of the Cervical Product, other than Cervical Products used for clinical studies, after receipt of regulatory approval in a country, to the extent required, and which is sold by or on behalf of the Parties to a Third Party. For purposes of Section 15.2, the First Shipment Date will not occur until a minimum aggregate of one hundred (100) units of Cervical Product have been shipped and sold.

         1.14 "IN VIVO DIAGNOSIS" means the process of determining by examination and analysis, the nature and circumstances of the diseased condition, in a living organism and the conclusion reached from such a process.

         1.15 "LETTER OF INTENT" means that certain Letter of Intent, including the proposed terms, entered into by the Parties dated October 21, 1998.

         1.16 "MANAGEMENT COMMITTEE" shall have the meaning set forth in Section
2.1 hereof, and shall include any successor committee or body established by agreement of the Parties.

         1.17 "MANUFACTURING AND SUPPLY AGREEMENTS" shall have the meaning set forth in Section 8.5 hereof.

         1.18 "MARKET OPPORTUNITY" means for a given country, the total expected retail sales (measured in the U.S. Dollars) for a Product during both introduction into the market and thereafter, in such country, all as determined using customary methods of market research, particularly as employed for innovative products, as mutually and reasonably determined by the Parties.

         1.19 "MARKETING AGREEMENTS" shall mean the agreements referred to in
Section 9.4 hereof.

         1.20 "MILESTONES" means the milestones set forth in the Statement of Work.

         1.21 "NON-PRODUCT FIELD" means all non-In Vivo Diagnosis applications and all applications using In Vivo Diagnosis of cancer that are not related to the Products, including, without limitation, colposcopy, video colposcopy, cancer cell collection devices, endoscopically detectable cancers (e.g., colorectal, bladder), phototherapy, electropotential or ionic markers of cancer, and all in vitro analysis of cells and/or use of biomolecular markers.

         1.22 "OPTICS MODULE" means a subassembly which provides a portion of the system's optical functionality, including excitation, collection and reference channels. The Module consists of electro-optical components and detector electronics and may include associated source. The Module requires power and control signals as inputs and provides the probe opto-mechanical interface and analog or digital data outputs. The Module as delivered, will be fully aligned and tested and ready for installation in the final assembly.

         1.23 "EQUALIZING PAYMENTS" means the periodic payments to be made by one Party to

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the other, in accordance with the Cash Expenditure Equalization Procedure and the provisions of Sections 6.2 and 6.3 hereof.

         1.24 "PRODUCTS" means the Cervical Product and the Skin Product, and shall include, unless the context of such usage dictates otherwise, the Disposable in respect of each such Product.

         1.25 "PRODUCT FIELD" means the use of spectroscopy without agents, except for agents that the Management Committee has agreed are required to enable the Products to perform at an acceptable level for commercial use and then only to those agents, for In Vivo Diagnosis of cervical lesions and dermatologic lesions, including the products that constitute the Products.

         1.26 "PROFIT AND LOSS STATEMENT" means the special purpose income statement generated by the Accounting Services Provider in accordance with the methodology set forth in Exhibit 1.26 attached hereto, which shall serve as the basis for allocating between the Parties the profits and losses generated from sales of the Cervical Product.

         1.27 "PROJECT" means the design, development, completion, manufacture, marketing, sale, and support of the Cervical Product, together with any other obligations of the Parties contained herein.

         1.28 "PROPRIETARY INFORMATION" means any technical or non-technical information, financial information, compilations, devices, methods, manuals, business plans, names and lists of actual or potential customers, in any tangible or intangible form, which is not generally known to the public.

         1.29 "SKIN PRODUCT" shall have the meaning set forth in the Recitals hereto, and shall include, unless the usage thereof dictates otherwise, the Disposable for such Product.

         1.30 "SPECIFICATIONS" means the specifications of the Cervical Product as such specifications may be initially or later established or are later revised or modified, from time to time, pursuant to Section 3.2 hereof.

         1.31 "SPECTRX'S INTELLECTUAL PROPERTY" means SpectRx's Patent Rights, SpectRx's Technical Information and SpectRx's Copyrights embodied in or relating to the Products, which have the following meanings, respectively:

              (A) "SpectRx's Patent Rights" means SpectRx's rights in the issued patents and pending patent applications owned by SpectRx listed on
Exhibit 1.31(A); any divisionals, reissues, reapplications, continuations, continuations-in-part, substitutes, foreign counterparts, or any patents issued thereon in a foreign country; and any other patents or patent applications containing claims necessary to make, use and sell Products in possession of SpectRx or based on inventions reduced to practice by SpectRx before the Effective Date.

              (B) "SpectRx's Technical Information" means all know-how, data, trade secrets, discoveries, inventions, product designs, information (including, without limitation, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not


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reduced to practice), manufacturing and production processes and f techniques, research and development information, computer software, and documentation), and embodiments thereof (in whatever form or medium) of SpectRx, and that are known to or possessed by SpectRx as of the Effective Date; and

              (C) "SpectRx's Copyrights" means SpectRx's rights in works, including, without limitation, literature, brochures, catalogues, drawings, advertisements, software, and other written or graphic materials, and all derivative works arising therefrom, which are known to or possessed by SpectRx as of the Effective Date.

         1.32 "STATEMENT OF WORK" means the schedule of Milestones and responsibilities, including payments to be made by one Party to the other, that comprise the Applied Research Phase and the Development Phase for the development of the Cervical Product, as such Statement of Work may be initially or later established or is later revised or modified from time to time pursuant to Section 3.2 hereof. The Statement of Work for the Cervical Product containing a schedule in respect of the Applied Research Phase, and a general description of the Development Phase is attached hereto as Exhibit 3.1.

         1.33 "THIRD PARTY" means any individual, corporation, partnership, trust or other business organization or entity, and any other recognized organization other than the parties hereto and their affiliates.

         1.34 "US PRIMARY CARE" means all front line primary care providers (MD's, DO's, Physician's Assistants, Nurse Practitioners, etc) including family medicine, internal medicine, pediatricians, obstetricians and gynecologists, plastic surgeons and any other general care providers in the United States and Canada. US Primary Care shall not include, however, dermatologists and their assistants such as physician assistants and nurse practitioners.

         1.35 "WELCH ALLYN'S INTELLECTUAL PROPERTY" means Welch Allyn's Patent Rights, Welch Allyn's Technical Information and Welch Allyn's Copyrights embodied in or relating to the Products, which have the following meanings, respectively:

              (A) "Welch Allyn's Patent Rights" means Welch Allyn's rights in the issued patents and pending patent applications owned by Welch Allyn listed on Exhibit 1.35(A); any divisionals, reissues, reapplications, continuations, continuations-in-part, substitutes, foreign counterparts, or any patents issued thereon in a foreign country; and any other patents or patent applications containing claims necessary to make, use and sell Products in possession of Welch Allyn or based on inventions reduced to practice by Welch Allyn before the Effective Date.

              (B) "Welch Allyn's Technical Information" means all know-how, data, trade secrets, discoveries, inventions, product designs, information (including, without limitation, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), manufacturing and production processes and techniques, research and development information, computer software, and documentation), and embodiments thereof (in whatever form or medium) of Welch Allyn, and that are known to or possessed by Welch Allyn as of the Effective Date; and



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             (C) "Welch Allyn's Copyrights" means Welch Allyn's rights in works, including, without limitation, literature, brochures, catalogues, drawings, advertisements, software, and other written or graphic materials, and all derivative works arising therefrom, which are known to or possessed by Welch Allyn as of the Effective Date.

                            II. MANAGEMENT COMMITTEE

         2.1 MANAGEMENT COMMITTEE. The Parties shall establish a management committee comprised of six (6) primary members, and two (2) alternate members, with each Party designating three (3) primary members and one (1) alternate member (the "Management Committee"). Each Party's alternate member shall have the right to attend all meetings, but shall vote only in the absence of a primary member designated by that Party. Should a vacancy arise at any time on the Management Committee, the Party appointing the member leaving the Management Committee shall appoint such member's successor.

             (A) Meetings; Action. The Management Committee shall meet not less than once every quarter on a date designated by the Management Committee and on the request of a Party as provided in Section III. The location of such Management Committee meeting shall alternate between SpectRx's office and Welch Allyn's office, unless otherwise agreed to by the Parties. Any action by the Management Committee shall require the approval of a majority of its members, with a quorum of six members required for convening a meeting of the Management Committee. Members may participate in and vote during a Management Committee meeting via means of telecommunication, so long as all members can simultaneously hear each other, participate in discussions held during the meeting, and are in possession of any tangible deliverables or submissions being evaluated.

             (B) Responsibilities. The Management Committee shall have responsibility for the following activities:

                  (1) establishing the rules and procedures governing the proceedings of the Management Committee;
                  (2) establishing the Budget and further related approvals as provided in Section 7.1 hereof;
                  (3) approving modifications to the Statement of Work or to the Specifications;
                  (4) defining functional requirements and performance criteria;
                  (5)      planning logistics and strategy;
                  (6)      selecting distribution channels;
                  (7) regularly reporting to management of both Parties, including monthly progress reports and monthly reports of Expenditures against Budget;
                  (8) managing the preparation and approval of the Profit and Loss Statement and ongoing management in respect thereof;
                  (9) determining action to be taken by the Parties to protect Developed Technology; and
                  (10) performing the other activities assigned to the Management Committee pursuant to this Agreement, or as otherwise undertaken by the Management Committee.

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                     III. STATEMENT OF WORK; SPECIFICATIONS

         3.1 GENERAL. Attached hereto as Exhibit 3.1 is the Statement of Work for the Cervical Product containing a schedule in respect of the Applied Research Phase and a general description of the Development Phase.

         3.2 MODIFICATIONS AND ADDITIONS TO THE STATEMENT OF WORK. Due to the preliminary nature of the information currently available to the Parties, it is anticipated that the Statement of Work will, from time to time, require modification in light of developments pursuant to the Project, including without limitation modification of the schedule for completion of Milestones, delineation of tasks to be completed for each Phase of the Project, and revision of the estimate of Expenditures. Further, the Specifications will be prepared subsequent to the Effective Date, and from time to time thereafter, may require revision to make them technologically and commercially feasible and reasonable in light of the progress of the Project. Either Party may propose and submit to the Management Committee a modification to the Statement of Work, the initial Specifications, or a revised version of the Specifications and request a meeting of the Management Committee to consider the proposal. The Management Committee shall act on the foregoing matters submitted to it in accordance with its operating rules and procedures and this Agreement.

         3.3 COMPLETION OF MILESTONES. The Management Committee shall determine when Milestones have been satisfactorily completed in accordance with the Statement of Work. Substantial completion of all material requirements of a Milestone shall be deemed to be satisfactory completion of the Milestone for purposes of: 1) determining when payments associated with the Milestone are due, and 2) initiating the next phase of the Project as set forth in the Statement of Work. Upon completion of a Milestone by the Party(ies) responsible for its performance, such Party(ies) shall notify and request a meeting of the Management Committee and submit for its evaluation all deliverables required by the Statement of Work. The Management Committee will evaluate the deliverables using the criteria / requirements provided in the Statement of Work and act on the matter of acceptance or rejection of the Milestone deliverables in accordance with its operating rules and procedures and this Agreement.

         3.4 MANAGEMENT COMMITTEE PROCEDURES. The Management Committee shall schedule a meeting to act on matters submitted to it pursuant to Sections 3.2 and 3.3 within fifteen (15) days of receipt of a request for meeting. A majority vote of a quorum of the Management Committee shall be sufficient for accepting, rejecting, or otherwise acting on any matter submitted to the Management Committee. If the Management Committee rejects any proposal relating to the Specifications, Statement of Work, or the Project, or any request for acceptance of a Milestone, it shall state its rationale, specify deficiencies to be addressed in a resubmittal, and schedule the time for resubmittal. If the Management Committee fails to take action because of a deadlock in the voting of members, the following shall apply:

             (A) Partisan Deadlock. If deadlock has been created by all Management Committee members designated by one Party voting affirmatively and all members designated by the other Party dissenting (a "Partisan Deadlock"), the dissenting Party shall, within 15 days after occurrence of the Partisan Deadlock, prepare a written rationale for its decision. The


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rationale shall specify any deficiencies that must be remedied or further information that must be submitted to procure the dissenter's affirmative vote. Each Party shall use commercially reasonable efforts to cooperatively address the issues identified by the dissenting Party and product and submit to the Management Committee any additional deliverables, or revisions to deliverables, requested by the dissenting Party. The Management Committee shall convene a meeting to reconsider the matter, within forty-five (45) days of occurrence of the Partisan Deadlock, in light of all additional material submitted to the Management Committee. If the Management Committee fails to break the deadlock or extend the time for reconsideration at the second meeting, the Party seeking approval of the Management Committee may thereafter submit the matter for Dispute Resolution in accordance with Section 18.1 of this Agreement.

             (B) Non-Partisan Deadlock. If deadlock has been created by non-partisan voting of the members of the Management Committee (a Non-Partisan Deadlock), the Management Committee shall first utilize any applicable internal procedures in an attempt to break the deadlock. If the Non-Partisan Deadlock is not resolved within fifteen (15) days, the Management Committee members designated by each Party will confer with their respective corporate management, and within 10 days determine the manner in which the unanimous vote of that Party's Committee members will be cast. If the Non-Partisan Deadlock is not broken, but rather converted to a Partisan Deadlock, the procedure of Section
3.4 A shall apply.

         3.5 ALTERNATE COMMERCIALIZATION. If the Parties mutually determine that the planned development and commercialization of the Cervical Product is not feasible, they undertake to pursue with reasonable diligence an exploration of utilization of the Developed Technology for other applications related to the diagnosis of cervical lesions, although any decision to pursue same will require the written mutual agreement of the Parties.

  IV.    OBLIGATIONS OF WELCH ALLYN DURING APPLIED RESEARCH AND DEVELOPMENT
         PHASES

         4.1 GENERAL OBLIGATIONS. Welch Allyn shall use all reasonable commercial efforts to perform the work assigned to it in the Statement of Work, to cause the Project to meet the Milestones set forth therein, and to develop the Cervical Product so that it is economically viable for manufacture, distribution, and sale. Such efforts include the following commitments:

             (A) Specified Staffing. Welch Allyn shall devote such staffing to the Project, through Welch Allyn's own employees and/or Welch Allyn's commitment of independent contractors, as is reasonably necessary to perform such work.

             (B) Contributions and Expenditures. Welch Allyn shall pay one half of the cost of development of the Cervical Product by making Expenditures and contractual payments to SpectRx pursuant to this Agreement. The Parties shall utilize the Cash Expenditure Equalization Procedure described in Section
6.2 of this Agreement to balance and equalize the Expenditures made by each Party and the contractual payments made between the Parties for development of the Cervical Product under this Agreement. The parties estimate Welch Allyn's share of the cost to develop the Cervical Product to be [*] allocated to Phases 1 and 2 of the Applied Research Phase of the Project and [*] allocated to the Development Phase of the

[*] to be redacted
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Project, as more specifically described in the Statement of Work.

         4.2 WELCH ALLYN CONTRACT PAYMENTS TO SPECTRX FOR THE APPLIED RESEARCH PHASE. Welch Allyn shall make the following contract payments to SpectRx with respect to Expenditures made by SpectRx and development of the Cervical Product performed by SpectRx with respect to the Applied Research Phase of the Project as described in the Statement of Work:

             (A) SpectRx acknowledges receipt from Welch Allyn of [*] as a down payment toward the contract payments for Phase 1 of the Applied Research Phase;

             (B) Welch Allyn shall pay SpectRx [*] contemporaneously with execution of this Agreement; [*] for Expenditures incurred by SpectRx prior to December 31, 1998, in performance of Phase 1 of the Applied Research Phase, and [*] for progress achieved as of the Effective Date in development of the Cervical Product;

             (C) Welch Allyn shall pay SpectRx [*] Dollars [*] as an advance against performance of work under Phase 2 of the Applied Research Phase of the Project upon completion of Phase 1 of the Applied Research Phase (determined in accordance with Section 3.3 of this Agreement and the Statement of Work);

             (D) Welch Allyn shall pay SpectRx the amount calculated by application of the following formula upon receipt of a report from SpectRx documenting that development of the Cervical Product has progressed to the mid-point of Phase 2 of the Applied Research Phase. The amount of this payment shall equal [*] of the difference between: (i) the total remaining Expenditures then estimated to be incurred for the second half of Phase 2 of the Applied Research Phase (estimated as of the Effective Date to be [*] and (ii) Expenditures then estimated to be incurred by Welch Allyn in respect of its performance of the second half of Phase 2 of the Applied Research Phase.

             All contractual payments from Welch Allyn to SpectRx described in this Section shall be subject to the balancing / equalization process described as the Cash Expenditure Equalization Procedure.

         4.3 EXPENDITURES AND CONTRACT PAYMENTS FOR THE DEVELOPMENT PHASE. Welch Allyn shall, during the Development Phase of the Project, make Expenditures for development of the Cervical Product or contractual payments to SpectRx for development of the Cervical Product in such amounts and at such times as shall be set forth in the Statement of Work. All such Expenditures and contractual payments shall be subject to the balancing / equalization process described as the Cash Expenditure Equalization Procedure defined in Section 6.2 of this Agreement.

         4.4 TECHNOLOGY ACCESS FEE PAYABLE BY WELCH ALLYN TO SPECTRX. In addition to the Expenditures and contract payments set forth above, Welch Allyn shall pay to SpectRx [*] in installments as set forth in the Statement of Work in exchange for and as additional consideration due SpectRx for access to

[*] to be redacted
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SpectRx's Intellectual Property. This technology access fee shall not be taken into account in respect of, or provide Welch Allyn any credit to be used for, the Cash Expenditure Equalization Procedure.

    V.   OBLIGATIONS OF SPECTRX DURING APPLIED RESEARCH AND DEVELOPMENT PHASES

         5.1 GENERAL OBLIGATIONS. SpectRx shall use all reasonable commercial efforts to perform the work assigned to it in the Statement of Work, to cause the Project to meet the Milestones set forth therein, and to develop the Cervical Product so that it is economically viable for manufacture, distribution and sale. Such efforts include the following commitments:

             (A) Specified Staffing. SpectRx shall devote such staffing to the Project through SpectRx's own employees and/or SpectRx's commitment of independent contractors as is reasonably necessary to perform such work.

             (B) Contribution and Expenditures. SpectRx shall pay one half of the cost of development of the Cervical Product by making Expenditures or contractual payments to Welch Allyn for work completed as provided in the Statement of Work as revised from time to time, subject to the Cash Expenditure Equalization Procedure. The Parties estimate SpectRx's share of the cost to develop the Cervical Product to be [*] allocated to Phases 1 and 2 of the Applied Research Phase of the Project and [*] allocated to the Development Phase of the Project, as more specifically described in the Statement of Work. SpectRx is presently not expected to make any contract payments to Welch Allyn with respect to the Applied Research Phase of the Project.

           VI. BUDGETS, EXPENDITURES AND PAYMENTS DURING THE PROJECT

         6.1 CALENDAR YEAR BUDGETS.

             (A) As soon as possible after the execution of this Agreement, the Management Committee shall meet and establish a budget for calendar year 1999 relating to the Applied Research Phase and the Development Phase (for any year, the "Budget"). Budgets shall also be established for years after commercialization of the Cervical Product under this Agreement if the Parties have not previously formed a joint venture to carry out the commercialization. Thereafter, on or before December 1st immediately preceding the beginning of each calendar year, commencing with the calendar year 2000, the Management Committee shall determine the Budget for the succeeding calendar year relating to the development or commercialization of the Cervical Product. Notwithstanding the foregoing, the Management Committee may at any time amend the Budget.

             (B) Each Budget may provide annual limits, monthly limits, task-specific, or other "line-item" limits on Expenditures or subject some or all Expenditures to further specific approval by the Management Committee. These limitations may include limitations as to use of personnel and staffing, and in any event shall not permit Expenditures with respect to non-technical personnel and related support staff during the Applied Research Phase of the Project,

[*] to be redacted


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except for personnel performing specifically-approved project management and market research functions. Expenditures for market research, marketing, and preparation for manufacturing incurred prior to the first commercial sale of the Cervical Product shall be included in the Budget(s) for the Development Phase of the Project as determined by the Management Committee. No Expenditure shall be subject to reimbursement pursuant to the Cash Expenditure Equalization Procedure unless it is consistent with the Budget therefor and any specific further approval required by the Management Committee.

         6.2 CASH EXPENDITURE EQUALIZATION PROCEDURE. The Parties shall employ the Cash Expenditure Equalization Procedure to share equally the operating expenses and cost of capital assets employed in the Project on a periodic basis. The Cash Expenditure Equalization Procedure generally shall be based on the methodology defining the Profit and Loss Statement (see Exhibit 1.26), omitting revenue. During the Applied Research Phase and Development Phase of the Project, each party will report to the Accounting Services Provider on a monthly basis its Expenditures and capital employed and receipt of contract payments under this Agreement. The Accounting Services Provider will maintain accounts for each of the Parties documenting each Party's Expenditures, receipts of contract payments under this Agreement, and the net balance of the accounts. As provided in Section 6.4, the Accounting Services Provider periodically shall compare the net balances of the Parties' accounts and determine the Equalizing Payment payable from the Party with the lower net account balance of Expenditures to the other Party to equalize the balances of the accounts.

         6.3 CASH EXPENDITURE EQUALIZATION PROCEDURE AFTER COMMERCIALIZATION. Subsequent to commercialization of the Cervical Product and prior to formation by the Parties of a joint venture to manufacture and sell the Cervical Product, the Parties shall equally share the revenues and expenses of making and selling the Cervical Product in accordance with the methodology defining the Profit and Loss Statement, and subject to the provisions of this Agreement relating to Manufacturing and Marketing the Cervical Product. Upon commercialization of the Cervical Product, the Cash Expenditure Equalization Procedure shall be expanded include revenues generated from sales of the Cervical Product. The parties shall report to the Accounting Services Provider, on a periodic basis to be agreed upon by the Parties, the revenue, operating expenses, cost of capital assets and working capital, and other items required by and in accordance with the methodology required for the Profit and Loss Statement. The Accounting Services Provider will post to each party's account the items reported by the Parties under this Section and calculate the net balance of each Party's account. As provided in Section 6.4, the Accounting Services Provider periodically shall compare the net balances of the Parties' accounts and determine the Equalizing Payment payable from the Party with the greater account balance of net revenue to the other Party to equalize the balances of the accounts.

         6.4 INVOICING; PAYMENTS.

             (A) The Accounting Services Provider will determine the Equalizing Payments as of the end of each quarter, and additionally at 1) the midpoint of Phase 2 of the Applied Research Phase, and 2) the end of Phase 2 of the Applied Research Phase. After each determination of an Equalizing Payment, the Accounting Services Provider shall notify the Parties respectively, to invoice and pay the Equalizing Payments. The Party to whom an Equalizing Payment is due shall invoice the other Party, and submit supporting documentation in reasonable detail. Invoices shall be payable within thirty (30) days after the date of the invoice to a bank account to be specified in the invoice.

             (B) Each Party shall maintain, in accordance with sound accounting practices, accounting records to document all Expenditures and other items of revenue and expense required by the Profit and Loss Statement methodology which are reported to the Accounting Services Provider for purposes of the Cash Expenditure Equalization Procedure. The records shall be retained for at least three (3) years. Each Party may audit the other Party's records upon reasonable notice, solely for the purpose of verifying the items reported to the Accounting Services Provider. Records for any designated period may not be audited more than once.

         6.5 MONTHLY REPORTS. Within twenty (20) days after the end of each month, each Party shall provide the other Party with a written report describing all matters material to the submitting Party's work required under the Statement of Work, including the submitting Party's prospects for completing the work necessary for meeting the next unfulfilled Milestone. Such report shall also include a statement certified by a responsible official of the submitting Party showing, in reasonable detail, all Expenditures made by such Party for the Project during the previous month.

         6.6 JOINT VENTURE. During the Development Phase, the Parties' agree to enter into good faith negotiations for entering into a joint venture or other relationship for purposes of carrying out the commercialization of the Cervical Product. Any such relationship will permit each Party to realize one-half of the revenue, expenses, profits, and losses of the joint venture or other relationship and incorporate the principles of joint management.

         6.7 OWNERSHIP OF PROPERTY ACQUIRED FOR THE PROJECT. Capital assets and equipment purchased with Expenditures will be jointly owned by the Parties, including without limitation, capital assets and equipment purchased during Phase 1 of the Applied Research Phase.

                           VII. INTELLECTUAL PROPERTY

         7.1 SPECTRX'S INTELLECTUAL PROPERTY. SpectRx shall remain the sole owner of (i) SpectRx's Intellectual Property, which SpectRx possessed as of the Effective Date, whether or not the subject matter of such intellectual property is related to the Product Field, (ii) Developed Technology that was developed solely by SpectRx (and not in performance of its services hereunder as provided for in the Statement of Work), and (iii) Derived Technology in respect of SpectRx's Intellectual Property. Developed Technology shall not include any of the foregoing.

         7.2 WELCH ALLYN'S INTELLECTUAL PROPERTY. Welch Allyn shall remain the sole owner of (i) Welch Allyn's Intellectual Property, which Welch Allyn possessed as of the Effective Date, whether or not the subject matter of such intellectual property is related to the Product Field, (ii) Developed Technology that was developed solely by Welch Allyn (and not in performance of its services hereunder as provided for in the Statement of Work), and (iii) Derived Technology in respect of Welch Allyn's Intellectual Property. Developed Technology shall not include any of the foregoing.

         7.3 DEVELOPED TECHNOLOGY. All right, title, and interest in all Developed Technology created jointly by the Parties through the performance of work contemplated by this Agreement, whether such technology is related to the Product Field or a Non-Product Field, shall be jointly owned by the Parties. The Parties are each entitled to use the Developed Technology in Non-Product Fields without restriction, and without accounting to each other for profits from such use.
             (A) Cooperation in Protecting Developed Technology. The Parties shall consult and cooperate with one another through the Management Committee to make appropriate Filings deemed reasonably necessary to provide legal protection of Developed Technology. The Management Committee shall determine the scope, content, claims, and jurisdiction of the Filings. The costs incurred for Filings shall be deemed Expenditures subject to the Cash Expenditure Equalization Procedure. Notwithstanding Section 3.4 of this Agreement, either Party may, at its discretion and expense, File an application with respect to Developed patent rights, if the Management Committee deadlocks and fails to act to make a joint Filing in any jurisdiction in which the Party desires protection. In that event, the other Party shall cooperate with the applicant so that the applicant can make all Filings necessary to obtain rights to an issued patent. Such cooperation shall include obtaining assignments from employees, and giving all reasonable assistance in connection with the preparation and prosecution of any such patent applications including execution of all instruments or documents reasonably requested by the applicant.

             (B) Employee and Contractor Assignment Agreements. Each Party agrees that it shall require its employees and independent contractors to enter into its standard form assignment of inventions and confidentiality agreement, a copy of which has been provided to the other Party.

             (C) Limitation on Use. Notwithstanding the foregoing, should Welch Allyn decline to participate in development of the Skin Product or if the Parties do not agree on the Skin Product Contract Terms, the use by Welch Allyn of the Developed Technology will be limited as provided in Section 10.3 hereof.

             (D) Cooperation In Enforcing Developed Technology. The Parties shall also consult and cooperate with one another through the Management Committee regarding enforcement of the Developed Technology against infringement by any Third Parties. Should the Management Committee determine to file a lawsuit or other claim or enforcement action as to any such infringement ("Enforcement Action"), the costs incurred in respect of same shall be deemed to be Expenditures subject to the Cash Expenditure Equalization Procedure, and the proceeds from same, if any, such as judgments, settlements, royalties or the like ("Enforcement Proceeds") shall be paid equally to each Party. Notwithstanding Section 3.4 of this Agreement, either party may, at its discretion, file and pursue an Enforcement Action, if the Management Committee deadlocks and fails to act to file and pursue any Enforcement Action which has accrued. In that event, the costs incurred for the Enforcement Action shall be paid by the initiating Party only, and shall not be deemed to be Expenditures subject to the Cash Expenditure Equalization Procedure. All Enforcement Proceeds shall be paid only to such initiating Party, and the declining Party shall have no interest or claim to the Enforcement Proceeds.

         7.4 ACCESS TO SPECTRX AND WELCH ALLYN INTELLECTUAL PROPERTY.

             (A) Use Of Intellectual Property In The Project. Each Party shall make available to the other Party those items of its Intellectual Property which the recipient Party needs to conduct its work on the Project according to the Statement of Work, except that no Party shall be obligated to contribute any Intellectual Property relating to the Cervical Product which is acquired or reduced to practice after the Effective Date, unless a separate license for such Intellectual Property on commercially reasonable terms is agreed to by the Parties. The recipient Party shall return the originals and all copies of documentation of such Intellectual Property to the contributing Party within thirty (30) days after the termination of this Agreement.

             (B) Use Of Intellectual Property For Commercialization. Upon entering into any Manufacturing and Supply Agreement or Marketing Agreement, each Party (a "licensing Party") will provide the other Party (or its subcontractor), to the extent reasonably necessary for performance of the relevant Agreement, a non-exclusive, royalty-free license to use the Intellectual Property of such licensing Party within the territory covered by any such Manufacturing and Supply Agreement or Marketing Agreement.

         7.5 THIRD PARTY INTELLECTUAL PROPERTY. To the extent either Party has, as of the Effective Date, a license or similar right to use intellectual property owned by a Third Party which is necessary or desirable to make, use, and sell the Cervical Product (the "Third Party Intellectual Property"), then such Party shall use commercially reasonable efforts to obtain a license to use such Third Party Intellectual Property for such purpose, subject to Management Committee approval of the terms of the license. A list identifying Third Party Intellectual Property for each Party is attached hereto as Exhibit 7.5, and each Party represents and warrants that its list of Third Party Intellectual Property as well as the copies of agreements related thereto provided to the other Party, are true, correct and complete. All royalties, license fees based on sales of products (quantified in price or units), or other similar payments payable to the Third Party in respect of the Third Party Intellectual Property obtained for use in the Project ("Third Party License Payments") shall be deemed Expenditures subject to the Cash Expenditure Equalization Procedure. Third Party License Payments shall not include minimum royalties or patent or other intellectual property maintenance expenses required to be paid by a Party for its Third Party Intellectual Property. Each Party agrees to maintain its Third Party Intellectual Property Rights to the extent such rights are used by Parties in respect of the Project, or may reasonably be anticipated to be so used.

         7.6 OTHER ACTIVITIES. Subject to the provisions of Article X as to further agreements as to the Skin Product, each Party retains the right to perform research, and develop and commercialize products for its own account in Non-Product Fields.

                         VIII. MANUFACTURING AND SUPPLY

         8.1 EXCLUSIVE MANUFACTURING RIGHTS. Welch Allyn shall have the exclusive right to manufacture and supply, or direct the manufacture and supply of, the Cervical Product, other than the [*]. SpectRx will have the exclusive right to manufacture and supply, or direct the manufacture and supply of, the [*] for the Cervical Product.

[*] to be redacted

             (A) Relinquishing Manufacturing Rights. A Party shall relinquish its exclusive manufacturing rights if it declines to match a Qualified Offer received by either Party from a Third Party to manufacture the Cervical Product or the Optics Module within thirty (30) days of receipt of the Qualified Offer. A Qualified Offer is a written offer that documents in reasonable detail the following:

                      1) The Third party offeror must be a qualified, reputable, ISO 9000 - approved manufacturer;
                      2) The average price of the Cervical Product or Optics Module must be at least [*] less than the then-current average price at which the Cervical Product or Optics Module is being manufactured by a Party pursuant to this Agreement;
                      3) The offer must contain terms and conditions, including without limitation, quality assurance, performance standards, and delivery capability, at least as favorable as those pursuant to which a Party is manufacturing the Cervical Product or Optics Module pursuant to this Agreement;
                      4) The Third Party offeror must not be a direct competitor of the Parties with respect to the Cervical Product and must agree to customary confidentiality terms protecting the Parties; and
                      5) The cost of transferring production must not exceed the value of the cost savings that would be realized by accepting the Qualified Offer.

             (B) Implementing A Third Party Manufacturer. Disputes regarding whether an offer is a Qualified Offer shall be resolved by the Management Committee or the Dispute Resolution provisions of Article XVIII of this Agreement, as the case may require. Any manufacturing and supply by a Third Party shall be effected pursuant to a Manufacturing and Supply Agreement. Use of a Third Party for manufacturing pursuant to this Section shall not modify the Parties' other obligations under this Agreement.

         8.2 MANUFACTURE OF THE DISPOSABLE. The Disposable may be manufactured by SpectRx, Welch Allyn, or a Third party, based on criteria of lowest cost while meeting quality expectations as described in Section 8.1 (A). The Party or Third Party manufacturing the disposable may be changed based on the procedure for evaluating Qualified Offers described in Sections 8.1 (A) and
8.1 (B).

         8.3 MANAGEMENT OF MANUFACTURING AND SUPPLY. If any manufacturing and supply is to be performed by a Third Party, the Party identifying and submitting the Third Party's proposal to manufacture and supply shall be responsible to manage and oversee the Third Party's performance of its Manufacturing and Supply Agreement, although in any event SpectRx shall manage and oversee any manufacturing or supply of the Disposable by any Third Party.

         8.4 MANUFACTURING MARGINS. The Parties shall agree on a reasonable manufacturing margin for the Cervical Product, [*], and Disposable (the "Manufacturing Margin"). The Party that manufactures the Cervical Product, [*], or Disposable will realize the Manufacturing Margin related thereto without a corresponding profit allocation to the other Party. In such instances, the transfer price paid to the Manufacturing Party shall be reported to the Accounting Services Provider as an Expenditure for cost of goods sold. If a Third Party manufactures the Cervical Product, [*] or Disposable, the transfer price paid to such Third Party shall be reported to the Accounting Services Provider as an Expenditure for cost of

[*] to be redacted
goods sold.

         8.5 MANUFACTURING OR SUPPLY AGREEMENTS. The terms and conditions, including price, quality assurance, performance standards, delivery, and other customary terms and conditions applicable to the manufacture or supply of the Cervical Product, [*], and Disposable, whether such manufacture or supply is to be performed by a Party or a Third Party, shall be set forth in an agreement, consistent with the provisions of this Article 8 and the other provisions of this Agreement. The form of the Agreement shall be approved by the Management Committee.

                                  IX. MARKETING

         9.1 MARKETING RIGHTS. The Party to whom marketing rights are assigned for the Cervical Product as to any particular territory shall have the right to market and sell, or direct the marketing and sale of, the Cervical Product in such territory, and shall be responsible, using all commercially reasonable efforts, for effecting or managing such marketing and selling efforts. Marketing shall include packaging, transportation and distribution of the Cervical Product, including shipping logistics and collection of receivables generated by sales of the Cervical Product. The rights described herein are referred to as the "Marketing Rights."

         9.2 ASSIGNMENT OF MARKETING RIGHTS. Welch Allyn shall have exclusive Marketing Rights for the Cervical Product for the territory [*]. Marketing Rights for the Cervical Product for remaining territories in the World, shall be allocated pursuant to the provisions of Section 9.3 hereof.

         9.3 MARKETING PLAN. Welch Allyn shall have the initial and ongoing responsibility to develop and present a marketing and sales plan for the Cervical Product [*] which it shall revise from time to time and submit to the Management Committee for its consideration. Such Marketing Plan shall assess the most effective distribution channels based on the relative strength of the Parties' respective distribution networks as evidenced by similar products in distribution, sales force, expertise in market, and forecasts. The Marketing Rights in any country or region of the World (outside of [*] shall be assigned between the Parties as determined by the Management Committee (subject to Section 3.4 of this Agreement regarding deadlock). The Management Committee may also redirect or modify the assignment of the Marketing Rights, including without limitation, making selections of Third Parties to conduct or assist in marketing. The Parties acknowledge that marketing will involve co-branding the Cervical Product with the trademarks of both Parties. The trademark of the Party with Marketing Rights to the Cervical Product in the relevant Territory will have dominance in such branding (the "dominant Party") such that the trademark of the non-dominant Party shall be proximate to and approximately two-thirds in size and overall prominence of the trademark of the dominant Party. The marketing plans to be approved by the Management Committee pursuant to this
Section 9.3 shall include measures of diligence of sales, including forecasts and minimum sales targets. Third Party marketing research may be employed to assist in the preparation for such marketing plans and forecasts.

         9.4 MARKETING AGREEMENTS. The Parties shall enter into Marketing Agreements

[*] to be redacted
between themselves, or with Third Parties, that shall detail all terms and conditions relating to marketing and sales efforts, and the payments, collection, shipping, packaging, delivery, and distribution of the Cervical Product.

                      X. OPTION REGARDING THE SKIN PRODUCT

         10.1 Feasibility Assessment. During a period estimated to be [*] months after the Effective Date, SpectRx will use commercially reasonable efforts to prove the feasibility of the Skin Product. If SpectRx determines that further efforts to prove feasibility are not warranted, it may discontinue same and notify Welch Allyn, but if SpectRx thereafter renews its efforts to prove feasibility at any time before the first to occur of: i) expiration of [*] after termination of this Agreement and any joint venture formed pursuant to Section
6.6 of this Agreement, or ii) expiration of [*] after the Effective Date of this Agreement, then Welch Allyn shall have the option to participate in the development of the Skin Product as provided in this Section. If SpectRx determines that it has reasonably proved feasibility of the Skin Product it shall prepare and deliver a submission (the "Feasibility Assessment") to Welch Allyn. The Feasibility Assessment shall include:

                  (A) a report in reasonable detail of its feasibility work, comprised of the items specified in Exhibit 10.1 attached hereto;

                  (B) a preliminary statement of work for the Skin Product sufficient to commence the Applied Research Phase (similar to the Statement of Work for the Cervical Product);

                  (C) estimates of the Market Opportunity for the Skin Product in the US Primary Care Market and the total Market Opportunity for the Skin Product;

                  (D) a description in reasonable detail of its Expenditures incurred in respect of proving feasibility and preparing the Feasibility Assessment (the "Skin Product Feasibility Expenditures"); and

                  (E) a proposal as to the various terms and conditions (covering generally the terms and conditions governed by this Agreement as to the Cervical Product) to which the Parties would be subject and which would govern development and commercialization of the Skin Product ("Skin Product Contract Terms").

         Welch Allyn shall have [*] to review the Feasibility Assessment and either accept same, request negotiation of the Skin Product Contract Terms, or decline to participate in development of the Skin Product.

         10.2 Skin Product Contract Terms. If Welch Allyn requests negotiation of the proposed Skin Product Contract Terms, the Parties will negotiate in good faith for up to [*] after the request to negotiate unless the Parties agree to extend the time for completion. If the Skin Product Contract Terms are agreed upon, the parties shall jointly develop the Skin Product in accordance with the statement of work therefor including the Feasibility Assessment and subject to the Skin Product Contract Terms. The Skin Product Contract Terms shall be consistent with the following: (i) payments required by Welch Allyn shall be limited to sharing of costs of development of the Skin Product, and no further technology access fee (see Section 4.4 of this Agreement) shall be required;
(ii) Welch Allyn shall have, at minimum, exclusive rights to market the Skin Product in the [*]; (iii) costs of

[*] to be redacted
developing the Skin Product subsequent to the Feasibility Assessment shall be allocated between the Parties in the same percentage determined for the Feasibility Assessment (see Section 10.4); and (iv) the Skin Product shall not be designed in such a manner as to be precluded from sale in the [*] due to regulatory requirements, notwithstanding different or lesser requirements for the dermatology market or foreign primary care markets.

         10.3 Effects of No Participation. If Welch Allyn declines to participate in development of the Skin Product or if the Parties do not agree on the Skin Product Contract Terms, (i) all Developed Technology created or developed by SpectRx during Feasibility Assessment for the Skin Product shall be deemed solely owned by SpectRx, (ii) the non-competition covenant provided for in Section 12.1 hereof as it relates to the Skin Product shall no longer apply to the Parties, (iii) Welch Allyn may not use in any manner any of the Developed Technology to develop or commercialize in any manner, directly or indirectly, the Skin Product, and (iv) all Skin Product Feasibility Expenditures will be paid by SpectRx.

         10.4 Payments For the Skin Product. If Welch Allyn accepts the Feasibility Assessment, it shall promptly pay SpectRx a percentage of the Skin Product Feasibility Expenditures equal to a fraction, the numerator of which is the estimate of the Market Opportunity for the Skin Product for US Primary Care and the denominator of which is the total worldwide Market Opportunity, both as reported in the Feasibility Assessment, but in any event such percentage shall not be less than [*] nor more than [*]. The total to be paid by Welch Allyn shall not exceed [*] unless Welch Allyn has given prior approval for total Expenditures to exceed [*].

                               XI. CONFIDENTIALITY

         11.1     Mutual Duty of Confidentiality.

                  (A) The Parties shall retain in confidence and not disclose to any Third Party nor use (except as expressly permitted herein) each other's Proprietary Information, including but not limited to Proprietary Information independently acquired during the term of this Agreement, and each others' marketing concepts and financial concepts related to the Products or the Project.

                  (B) In order to faithfully perform their obligations under this Section, each Party shall limit access to the other Party's Proprietary Information to only those officers, employees, agents, and independent contractors who shall have a need to receive or have access to such Proprietary Information.

                  (C) The Parties shall not publish any studies, results, or reports relating to the Products, or reproduce any printed or written information received from each other without the other's prior written permission, which permission shall not be unreasonably withheld.

                  (D) This Article shall not extend to any information or to any portion of information that (i) is in the public domain or becomes generally available to the public through no fault of Welch Allyn or SpectRx or (ii) corresponds to information furnished to Welch Allyn or SpectRx by a Third Party having a bona fide right to do so.

[*] to be redacted

                  (E) Notwithstanding the foregoing, this Article shall not restrict publicity or disclosure by any Party, in general terms (and to the extent confidentiality can reasonably be maintained as to specific Proprietary Information) of information concerning this Agreement, either in research or development, financial performance, or otherwise, which is reasonably determined by such Party to be required to fulfill its disclosure obligations to its shareholders under applicable securities laws or as otherwise customarily provided by such Party to its shareholders. To the extent reasonably practicable, each Party intending to make any such disclosure shall provide the other Party the opportunity to review such disclosure prior to its issuance and shall make any reasonable changes requested by the other Party which are not inconsistent with applicable securities laws.

                  (F) General public press releases relating to the Project or this Agreement shall not be issued by either Party unless reviewed by the other Party prior to issuance, and provided any reasonable changes requested by the other Party are made which are not inconsistent with applicable securities laws.

                XII. COVENANT NOT TO COMPETE AND NON-SOLICITATION

         12.1 Covenant Not To Compete. During the term of this Agreement, each Party agrees that it shall not, anywhere in the world, without the prior written approval of the other Party, engage, directly or indirectly, in the prosecution of the Project or commercialization of the Products, or products within the Product Field (apart from its joint commercialization with the other Party provided in and pursuant to this Agreement), whether as partner, shareholder, consultant, agent, independent contractor, trustee, or in any other manner. This covenant not to compete shall extend for a period of five (5) years after termination of this Agreement pursuant to Section 15.3 with respect to the Party in breach of performing this Agreement. Each Party agrees that it shall not engage in any disparagement, whether direct or indirect, through innuendo or otherwise, of the other Party or any of its employees, agents, officers, directors, shareholders, or affiliates.

         12.2 Non-Solicitation. During the term of this Agreement and for a period of two (2) years thereafter, neither Party hereto shall, anywhere in the world, without the prior written approval of the other Party, solicit or otherwise encourage any employee, independent contractor or consultant of the other Party to terminate his or her employment with the other Party or to enter into employment with any other person, firm or corporation.

         12.3 Blue-Penciling. If any provision or part of this Article is held to be unenforceable because of the duration of such provision or the area covered thereby, the Parties agree to modify the provision to reduce the duration or area affected by such provision, or to delete specific objectionable words or phrases ("blue-penciling"), and such provision shall then be enforced in its reduced or blue-penciled form.

               XIII. WELCH ALLYN'S REPRESENTATIONS AND WARRANTIES

         13.1 Welch Allyn hereby represents and warrants that:

                  (A) Welch Allyn is the owner of all right, title, and interest in and to Welch

Allyn's Intellectual Property, free and clear of all liens, security interests, encumbrances, financing statements, or other pledges or restrictions;

                  (B) Welch Allyn is not aware of any challenges to the validity of Welch Allyn's Intellectual Property; Welch Allyn has the right to license the same; and Welch Allyn has no knowledge of any infringement by any Welch Allyn product embodying Welch Allyn's Intellectual Property of any intellectual property rights owned by any Third Party, or any allegations thereof;

                  (C) There are no actions, suits, or proceedings, pending or, to Welch Allyn's knowledge, threatened, that may have an adverse effect on Welch Allyn's ability to fulfill its obligations under this Agreement;

                  (D) Welch Allyn is a New York corporation duly formed and validly existing under the laws of the State of New York; has the power and authority to own its property and to carry on its business as now conducted or as presently contemplated; and has full power and authority to execute, deliver and perform this Agreement;

                  (E) Welch Allyn's execution, delivery, and performance of this
Agreement: (i) have been duly authorized by all requisite action on the part of Welch Allyn, including any requisite approval of its board of directors; (ii) do not violate any provision of law, the certificate of incorporation of Welch Allyn or any applicable order of any court or other governmental agency; and
(iii) do not breach or conflict with the terms of any agreement, document, or instrument to which Welch Allyn is a party or which is binding upon Welch Allyn or its property; and

                  (F) This Agreement constitutes a legal, valid, and binding obligation of Welch Allyn, enforceable against Welch Allyn in accordance with its terms.

                  XIV. SPECTRX'S REPRESENTATIONS AND WARRANTIES

         14.1 SpectRx hereby represents and warrants that:

                  (A) SpectRx is the sole owner of all right, title, and interest in and to SpectRx's Intellectual Property, free and clear of all liens, security interests, encumbrances, financing statements, or other pledges or restrictions;

                  (B) SpectRx is not aware of any challenges to the validity of SpectRx's Intellectual Property; SpectRx has the right to license the same; and SpectRx has no knowledge of any infringement by any SpectRx product embodying SpectRx's Intellectual Property of any intellectual property rights owned by any Third Party, or any allegations thereof;

                  (C) There are no actions, suits, or proceedings, pending or, to SpectRx's knowledge, threatened, that may have an adverse effect on SpectRx's ability to fulfill its obligations under this Agreement;

                  (D) SpectRx is a Delaware corporation duly formed and validly existing under the laws of the State of Delaware; has the power and authority to own its property and to carry on its business as now conducted or as presently contemplated; and has full power and authority to execute, deliver and perform this Agreement;

              (E) SpectRx's execution, delivery, and performance of this
Agreement: (i) have been duly authorized by all requisite action on the part of SpectRx, including any requisite approval of its board of directors; (ii) do not violate any provision of law, the certificate of incorporation of SpectRx, or any applicable order of any court or other governmental agency; and (iii) do not breach or conflict with the terms of any agreement, document, or instrument to which SpectRx is a party or which is binding upon SpectRx or its property; and

              (F) This Agreement constitutes a legal, valid, and binding obligation of SpectRx, enforceable against SpectRx in accordance with its terms.

                     XV. TERM; TERMINATION; BREACH; REMEDIES

         15.1 Term. The term of this Agreement will begin on the Effective Date and continue indefinitely, notwithstanding the expiration of any patents licensed hereunder, until it is terminated pursuant to this Article or by mutual written agreement of the Parties. Should the Parties terminate this Agreement by such agreement the covenant not to compete contained in Section 12.1 shall not apply, and the agreement shall provide for the other effects of termination.

         15.2 Termination Due To Deadlock On Certain Matters. If the Parties are not able to resolve a dispute regarding modifying the Statement of Work, establishing or modifying Specifications, or satisfactory completion of Milestones, as set forth in Sections 3.2 and 3.3 hereof respectively, by a majority decision of the Management Committee or pursuant to Dispute Resolution as defined in Section 18.1 hereof, then, unless each Party agrees to the contrary within ten (10) days of conclusion of Dispute Resolution, the matter will be submitted to arbitration in accordance with the procedures of Section
18.2 hereof. The decision of the arbitrator shall be non-binding on the Parties. SpectRx shall have thirty (30) days after receipt of the arbitrator's written decision to elect to be bound by the arbitrator's decision or to terminate this Agreement subject to the terms and conditions of this Section.

              (A) General Terms and Conditions. If this Agreement is terminated pursuant to this Section the following provisions shall govern: (i) both Parties shall be entitled to use the jointly-owned Developed Technology, including access to information, documents, prototypes, materials and other such items that are necessary to utilize the Developed Technology; (ii) the noncompetition covenant contained in Section 12.1 hereof shall not apply; and (iii) all Equalizing Payments accrued prior to the effective time of such termination will remain due and payable, all in accordance with the Cash Expenditure Equalization Procedure.

              (B) Royalties and Payments. If this Agreement is terminated pursuant to this Section and one Party commercializes the Cervical Product (embodying the Developed Technology), as defined by occurrence of the First Shipment Date (the Developing Party), while the other Party does not commercialize the Cervical Product (the Non-Developing Party), the Developing Party shall make the payments described herein to the Non-Developing Party, upon written request containing a certification that the Non-Developing Party has ceased efforts to commercialize the Cervical Product, and provided that any preconditions have been satisfied.

                      (1) If this Agreement is terminated subsequent to acceptance of the engineering document package by Welch Allyn and payment of the [*] initial installment of the Technology Access Fee, then the Developing Party shall pay to the Non-Developing Party an annual royalty ("Contingent Royalty"), to be paid within 60 days of the end of each calendar year, equal to the percentage of net sales of the Cervical Product designated on Exhibit 15.2 B (1) attached hereto received by the Developing Party in commercialization of the Cervical Product for the relevant year. Net sales means gross sales less returns, customary trade discounts, and separately stated amounts for freight, insurance, excise taxes , and tariffs. If the Developing Party discontinues commercialization of the Cervical Product accrued but unpaid Contingent Royalties shall be paid, and Contingent Royalties shall cease on termination of sales of the Cervical Product.

                      (2) In addition to the Contingent Royalty, the Developing Party will make payments to the Non-Developing Party in an amount determined by the date of termination of this Agreement in accordance with the schedule on
Exhibit 15.2 B (1). The amount of the payment will be made in two installments; one payable within 30 days of the occurrence of the First Shipment Date and one payable within one (1) year from that date; provided, however, that if the Developing Party discontinues commercialization of the Cervical Product prior to the payment of the second of such installments, the second installment shall be eliminated and canceled.

                      (3) If the Non-Developing Party commercializes the Cervical Product (embodying the Developed Technology), as defined by occurrence of the First Shipment Date, subsequent to sending notice and certification to the Developing Party that it had ceased efforts to commercialize the Cervical Product, the Non-Developing Party will thereupon repay to the Developing Party all installment payments and Contingent Royalties described in this Section, and no such further payments will be due to either Party.

         15.3 Remedies For Breach. In the event of a material breach of this Agreement by either Party, the other Party may, at its option, pursue any or all of the following remedies after twenty (20) days' written notice describing the breach:

                  (1) So long as the breach continues, the non-breaching Party may perform or cause to be performed by a Third Party all or any part of the obligations that the breaching Party has failed to timely perform, and in that event, the breaching Party shall reimburse the non-breaching Party upon demand for any and all reasonable costs, expenses and other charges of any kind reasonably incurred by the non-breaching Party or paid to another party in connection with the substituted performance;

                  (2) Discontinue making any further payments that may be required hereunder to the breaching Party (subject to resumption upon cure of the breach, including payment of discontinued payments) and offset against any obligations owed to the breaching Party any sums payable to the breaching Party;

                  (3) Assert a claim for damages or enforce specific performance; and

[*] to be redacted

              (4) Terminate this Agreement; provided, however, that termination may be made pursuant to this Section only after the non-breaching Party has given not less than sixty (60) days' prior written notice (in lieu of the twenty
(20) days' notice provided above) to the breaching Party, specifying such breach and stating that the Agreement is to be terminated if the breaches are not cured within the sixty (60) day period. The 60-day period may be extended up to an additional one hundred and twenty (120) days if and so long as the Party in breach has commenced cure of the breach within the 60-day period and continuously and diligently pursues cure during and after such period.

         15.4 Effects Of Termination For Breach. In the case of termination pursuant Section 15.3: (i) the breaching party will provide the terminating Party a non-exclusive, worldwide, royalty-free (except for Third Party License Payments) license to use the breaching party's Intellectual Property and Third Party Licensed Intellectual Property for the development, design, use, manufacturing and marketing of the Cervical Product, such license to be in a form containing customary provisions as reasonably proposed by the terminating Party, including access to documents and similar provisions, and (ii) Section
12.1 shall survive termination of this Agreement but only in favor of the terminating Party against the breaching Party.

         15.5 Remedies Cumulative. All remedies provided hereunder, at law and in equity, are cumulative.

         15.6 Survival; Certain Effects of Termination.

              Articles X, XI, XIII, XIV, XVI, XVII, and XVIII hereof and Sections 7.1, 7.2, 7.3, and 12.2 shall survive termination of this Agreement whether pursuant to Section 15.2 or Section 15.3 hereof.

                    XVI. LIMITATION OF LIABILITY AND REMEDIES

         16.1 Liability Limitations. Except for Third Party Liability arising under Article XVII, in no event shall either Party be liable for indirect, incidental, penal, consequential, or other similar damages arising out of this Agreement.

         16.2 Exclusive Remedies. The remedies set forth in this Agreement shall constitute the sole and exclusive remedies of the Parties hereunder, and the Parties shall not avail themselves of any other remedies, whether in equity or at law, except that either Party may seek injunctive relief and/or damages for violation of Article XII.

                              XVII. INDEMNIFICATION

         17.1 By Welch Allyn. Welch Allyn shall indemnify, defend, and hold SpectRx, its directors, employees, agents, representatives, and licensors harmless from and against all claims, causes of action, settlement costs (including, but not limited to, reasonable attorney fees and expenses), losses or liabilities ("Liabilities") of any kind (i) that are asserted by a Third Party (including, without limitation, product liability claims) to the extent arising from the development, manufacture, sale, or use of the Cervical Product, to the extent arising out of or attributable to any negligent act or omission or willful misconduct exclusively on the part of Welch Allyn, its employees, agents, or representatives or arising from any other theory of liability (except to the extent such Liabilities arise from SpectRx's directors', employees', agents' or representatives' negligence or willful misconduct); or (ii) to the extent arising from a breach of a representation or warranty in Section 13.1.

         17.2 By SpectRx. SpectRx shall indemnify, defend, and hold Welch Allyn, its directors, employees, agents, representatives, and licensors harmless from and against all Liabilities of any kind (i) that are asserted by a Third Party to the extent arising from the development, manufacture, sale, or use of the Cervical Product, to the extent arising out of or attributable to any negligent act or omission or willful misconduct exclusively on the part of SpectRx, its directors, employees, agents, or representatives or arising from any other theory of liability (except to the extent such Liabilities arise from Welch Allyn's directors', employees', agents' or representatives' negligence or willful misconduct); or (ii) to the extent arising from a breach of a representation or warranty in Section 14.1.

         17.3 Reimbursable Liabilities. To the extent a Liability asserted by a Third Party and incurred by a Party (including, without limitation, a product liability claim) is not attributable to any independent negligent act or omission or willful misconduct of a Party (and thus not subject to indemnification pursuant to Section 17.1 or Section 17.2 hereof), but rather results from the joint activity of the Parties pursuant to this Agreement, or activities provided for in any Manufacturing and Supply Agreement or Marketing Agreement, then such Liability shall be deemed to be an Expenditure which shall be subject to the Cash Expenditure Equalization Procedure. The Parties shall presume, absent clear and convincing evidence to the contrary, that any Liability asserted by a Third Party and incurred by a Party shall be attributable to the joint activity of the Parties or otherwise contemplated by this Agreement.

         17.4 Conditions of Indemnification. If either Party expects to seek indemnification under this Article, such Party shall promptly give notice to the indemnifying Party of the basis for such claim of indemnification. If indemnification is sought as a result of any Third Party claim or suit, the Party seeking indemnification shall send notice to the indemnifying Party within fifteen (15) days after receiving notice of the Third Party claim or suit, or within a longer time period which does not materially prejudice the rights of the indemnifying Party. Each Party shall cooperate fully with the other Party in the defense of all such claims or suits. No settlement or compromise shall be binding on a Party without its prior written consent (which consent will not be unreasonably withheld) unless such settlement fully releases the Party without any liability, loss, cost, or obligation to such Party.

                            XVIII. DISPUTE RESOLUTION

         18.1 Decisions and Dispute Resolution. The Management Committee, by majority vote, shall first attempt to make decisions and resolve disputes about all matters related to the interpretation, application, and performance of this Agreement and all other matters pertaining to the Cervical Product or the Project . If the Management Committee fails to act, then either Party may send written notice of the decision or dispute to the other Party for informal resolution between the Parties' respective chief executive officers or their respective designees (the "Parties' Representatives") within thirty (30) days after such notice is received ("Dispute Resolution"). If the decision or dispute is not resolved by Dispute Resolution, or if the Parties' Representatives fail to meet within the thirty (30) day period, the decision or dispute shall be settled by binding arbitration in accordance with
Section 18.2; provided, however, that the disputes referenced in Section 15.2 relating to deadlock pursuant to Sections 3.2 and 3.3 shall not be submitted to or settled by binding arbitration pursuant to Section 18.2. Further, any failure to agree as to alternate commercialization of Developed Technology as referred to in Section 3.5 hereof shall not be submitted to or settled by binding arbitration pursuant to Section 18.2.

         18.2 Arbitration. Except as specifically provided in Section 18.1, if any deadlock or dispute is not resolved by Dispute Resolution, the decision or dispute shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof, including an injunction. The arbitration shall be conducted by a single arbitrator in Washington, D.C. The expenses of the arbitration shall be borne between the Parties as determined by the arbitrator, except that each Party shall bear the cost of its own experts, evidence, and legal counsel.

                               XIX. MISCELLANEOUS

         19.1 Addresses and Notice. All notices and other communications required or desired to be served, given, or delivered hereunder shall be made in writing or by a telecommunications device capable of creating a written record and shall be addressed to SpectRx or Welch Allyn to be notified as follows:

     (A)  If to SpectRx:        SpectRx, Inc.
                                Attention:  Chief Executive Officer
                                6025A Unity Drive
                                Norcross, GA  30071
                                Telephone Number:  (770) 242-8723
                                Telecopy Number:    (770) 242-8639

     (B)  If to Welch Allyn:    Welch Allyn, Inc.
                                Attention: Corporate Counsel
                                4341 State Street Road
                                P.O. Box 220
                                Skaneateles Falls, New York  13153-0220
                                Telephone Number:  (315) 685-4100
                                Telecopy Number:    (315) 685-1769

or, at such other address designated by such Party in a written notice to the other Party. Notices shall be deemed to have been duly given (i) if delivered personally or otherwise actually received, (ii) if sent by overnight delivery service, (iii) if mailed by first class United States mail, postage prepaid, registered or certified, with return receipt requested, or (iv) if sent by telecopy for which confirmation of receipt is recorded. Notice mailed as provided in clause (iii) above shall be effective upon the expiration of three
(3) business days after its deposit in the United States mail, and notice sent as provided in clause (iv) above shall be effective upon successful transmission. Notice given in any other manner described in this paragraph shall be effective upon receipt by the addressee thereof. Changes in addresses, addressees, phone numbers, and telecopy numbers may be specified by written notice.

         19.2 Avoidance of Infringement. In performing services under this Agreement, both SpectRx and Welch Allyn shall avoid knowingly designing or developing any items that infringe any patents or other intellectual property rights of any Third Party. If either Party becomes aware of any possible infringement in the course of performing work hereunder, it shall immediately notify the other Party in writing.

         19.3 Relationship of the Parties. The relationship of the parties under this Agreement is that of independent contractors. Nothing contained in this Agreement shall be construed to constitute the Parties as partners or joint venturers, or either Party as an agent or employee of the other. Neither Party has any express or implied right under this Agreement to assume or create any obligation on behalf of or in the name of the other, or to bind the other Party to any contract, agreement or undertaking with any Third Party, and no conduct of the parties shall be deemed to infer such right.

         19.4 Section Headings; Exhibits. The section and subsection headings used herein are for reference and convenience only, and shall not enter into the interpretation of this Agreement. The exhibits referred to in this Agreement and attached, or to be attached hereto, are incorporated herein by reference.

         19.5 Required Approvals. Where agreement, approval, acceptance, or consent by either Party is required by any provision of this Agreement, such action shall not be unreasonably delayed or withheld.

         19.6 No Waiver. No delay or omission by either Party in exercising any right or power occurring upon any noncompliance or default by the other Party with respect to any of the terms of this Agreement shall impair any such right or power or be construed to be a waiver thereof. A waiver by either Party of any obligation to be performed by the other shall not be construed as a waiver of any succeeding breach of this Agreement. Unless stated otherwise, all remedies provided for in this Agreement shall be cumulative and in addition to any remedies available at law, in equity, or otherwise.

         19.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Georgia, excluding its conflict of laws.

         19.8 Entire Agreement. This Agreement and the other agreements specifically referred to herein constitute the entire agreement between the Parties, and supercedes all prior agreements or understandings, including without limitation the Letter of Intent. No change, waiver, or release relating to this Agreement shall be valid unless it is in writing and executed by the Party against whom it is to be enforced.

         19.9 No Assignment. Neither Party may, without the prior written consent of the other Party, assign or transfer this Agreement or any obligation incurred hereunder, except by merger, reorganization, consolidation, or sale of all or substantially all of such Party's assets.

         19.10 Severability. If any term or provision of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision hereof, and there shall be substituted for the provision at issue a valid and enforceable provision as similar as possible to the invalid provision.

         19.11    Force Majeure.

                  (A) Delay or failure on the part of either Party in performing its obligations under this Agreement shall not subject such Party to any liability to the other if such delay or failure is caused by or results from acts such as but not limited to acts of God, fire, explosion, flood, drought, war, riot, sabotage, embargo, strikes or other labor trouble, or compliance with any law, order or regulation of any government entity acting under color of right.

                  (B) Upon occurrence of an event of force majeure, the affected Party shall promptly notify the other Party in writing, setting forth the details of the occurrence, and make every attempt to resume the performance of its obligations as soon as practicable after the force majeure event ceases. If such event prevents or will prevent performance of a material provision of the Agreement by one Party for more than six (6) months, then the other Party may immediately terminate this Agreement upon written notice to the non-performing Party, in accordance with Section 15.3 hereof.

SPECTRX, INC.                               WELCH ALLYN, INC.

By: Mark A. Samuels                        By:  Lew F. Allyn
    ---------------------------------         ---------------------------------
    Mark A. Samuels,                            Lew F. Allyn
    President and Chief Executive Officer       Executive Vice President

                                            By: Kelley E. Murphy
                                               ---------------------------------
                                                Kelley E. Murphy
                                                Business Manager Endoscopy

                                  EXHIBIT 1.26

                           Profit and Loss Methodology

         The Management Committee shall establish the components of the Profit and Loss Statement. Both parties will be required to track and report expenses on the same basis. The Accounting Services Provider will record all Cervical Product revenues and expenses of both parties in the Profit and Loss Statement which will be reported to Welch Allyn and SpectRx on a quarterly basis or more frequently, depending on each Party's specific needs. This statement will determine Adjusted Operating Profits and Losses which are defined as; Net sales (net of returns and allowances) less all operating costs directly attributable to the Project. Costs attributable to the Project will include all variable/directly assignable manufacturing costs, selling/marketing costs, research and development costs, and an appropriate allocation of indirect costs (manufacturing, selling, and administrative expense). These indirect costs of manufacturing, selling and administration attributable to the Cervical Product will be estimated and expensed through the Profit and Loss Statement. SpectRx's and Welch Allyn's allocations will be agreed to by the Parties during the annual budgeting process during the fourth quarter of the year preceding the budget year. The Adjusted Operating Profit and Loss statement will reflect the profit or loss generated by the Project. Adjusted Operating Profits And Losses will be shared equally by Welch Allyn and SpectRx. The Accounting Services Provider will equally distribute the profits to SpectRx and Welch Allyn or equally allocate to SpectRx and Welch Allyn the losses as part of the Cash Expenditure Equalization Procedure.

                                 EXHIBIT 1.31(A)

                     SpectRx Patents and Patent Applications

                                      [*]




     [*] To be redacted

                                 EXHIBIT 1.35(A)

                   Welch Allyn Patents and Patent Applications


Issued Patents

Patent No.                         Patent Title

Des.391,360              COLPOSCOPE WITH A SWING ARM SUPPORTING FIXTURE
Des.395,084              VIDEO COLPOSCOPE WITH VERTICAL POLE SUPPORTING FIXTURE
5,840,012                DIAGNOSTIC INSTRUMENT SUPPORTING SYSTEM



Pending Applications

Serial No.                          Patent Title

29/062,355               VIDEO COLPOSCOPE
08/748,374               DIAGNOSTIC INSTRUMENT ILLUMINATION SYSTEM
08/700,299               APPARATUS AND METHOD FOR VIDEO COLPOSCOPE WITH ELECTRONIC GREEN FILTER

                                  EXHIBIT 3.1
                                  -----------

                                Statement of Work




                                Statement of Work
                                -----------------
                               SpectRx/Welch Allyn
                             Cervical Cancer Product
                                  Appendix "A"

REV.              DESCRIPTION                                 M.C.     M.C.     M.C.    M.C.     M.C.
                                                              #1       #2       #3      #4       #5
                  Initial release

A
B
C
D
E
F
G
H
I
J

1.       Introduction and STATEMENT OF WORK overview

SpectRx and Welch Allyn will jointly develop a Cervical Product as defined in this Statement of Work and the associated Agreement. This Statement of Work outlines the responsibilities of the parties, milestones and, associated deliverables, payment schedules, and development process guidelines to be used throughout the product development. Each party will assign a Program Manager to oversee the completion of its respective responsibilities as well as to ensure the appropriate level of interaction between the companies is achieved. The Management Committee will support the research and development process and development of this Statement of Work. The program will be implemented by a cross functional team consisting of both SpectRx and Welch Allyn people. An organizational chart for the team and a list of Management Committee members is shown in attachment A. In general, the responsibilities are allocated as follows. Attachment B is an attempt to indicate the general breakdown of responsibility including the use of outside resources.

SpectRx

- Applied Research Phase---perform the design, prototyping, clinical trials, program management and related work focused on proving clinical and technical feasibility, culminating with the delivery of an engineering package and clinical feasibility assessment report to WA.
- Development Phase---design, development and preparation for manufacture of the optics module and disposable and calibration mechanism (further definition required), detection algorithm development, coordination and execution of clinical trials (validation, pivotal as required), support overall product development process with WA. Development of manufacturing for the optics module and other applicable components and assemblies. Additional responsibilities as defined by future revisions to the Statement of Work.

Welch Allyn

- Applied Research Phase---responsible for market research and strategy as required, and supporting SpectRx's research, design and clinical efforts, program management.
- Development Phase---design, development and preparation for manufacture of the product assembly and other applicable components. Development of manufacturing for the product assembly and other applicable components and assemblies. Development of sales, marketing, and promotional plans for applicable countries and/or markets. Support SpectRx development efforts. Additional responsibilities as defined by future revisions to the Statement of Work.

This Statement of Work outlines major milestones constituting the major phases of the program and certain sub-phase milestones. Associated with these milestones are specific technical, clinical, marketing and business deliverables and, in some cases, references to the appropriate Gate deliverables outlined in Attachment C. Major milestones are formal points which will require sign-off by the Management Committee indicating their willingness to proceed into the next phase. Certain phases have associated payments. Other costs will be shared per the procedures defined in the Agreement.

The functions and responsibilities of this Management Committee as they relate to the maintenance of the Statement of Work are further defined in Section 4.

The program will be conducted in accordance with the Welch Allyn Product Development process (Attachment C) and signoff sheet (Attachment F) and the Welch Allyn Software Development process (Attachment D) to insure that the FDA and ISO requirements are met.

2.       Definitions

                  2.1 TERMS DEFINED IN THE AGREEMENT ARE UNDERLINED IN THIS STATEMENT OF WORK.


                  2.2 Product Requirements/Definition----(needs to be defined in detail including performance, cost targets, configuration related requirements etc).

3.       Program Phases, Milestones, Deliverables, and Acceptance

                  3.1 Phases, milestones and deliverables The program has been subdivided into a series of phases with milestones, associated deliverables, schedule and payments. The program phases and milestones are summarized below in Table 1. More specific overall Phase I deliverables are defined in attachment E1. Overall Phase II deliverables and project schedule are included in attachment E2 (fiber optic based system) and E3 (camera based system).

Table 1 - Program Phases and Milestones

Phase             Specific Deliverables      Gate     Sign-    Timing/           SpectRx Spend           WA                 WA
                                                      Off      Duration          Estimated               Spend              Perform
                                                      Req'd                                              Estimated          Pay


Applied           Prototype & Clinical
Research          Feasibility Assessment

        Phase 1   * Deliverables per                          Estimated                                    [*]               [*]
                    attachment E1.                           Completion
                  * SpectRx to supply                  [*]                          [*]
                    report for WA
                    approval.


        Phase 2   * Deliverables per                            [*]                 [*]                    [*]
                    attachment E2 and
                    E3                                                                                  (Advance at
                  * Spextrx to supply                                      ([*] total estimated         start of Phase
                    report for WA                                          Phase II cost)               II)
                    approval.                                                                           [*]
                                                                           [SpectRx to incur 1/2        (Mid-point%r*%r of
                                                                           of Phase II total cost]      Phase II)
                                                                                                        [WA to pay 1/2
                                                                                                        of Phase II
                                                                                                        total cost]


[*]      To be redacted

Phase             Specific Deliverables     Gate    Sign-     Timing/           SpectRx Spend             WA                WA
                                                    Off       Duration          Estimated                 Spend             Perform
                                                    Req'd                                                 Estimated         Pay
Product Dev.      Product Development                         [*]               50% Split costs           50% Split
Expenses          per approved Statement                                        [*]                       Costs
                  of Work                                                       (Total Phase cost Est     [*]
                                                                                [*]                       (Total Phase
                                                                                                          cost Est
                                                                                                          [*]

Product Dev.      Performance Payment 1                       Upon                                                            [*]
Performance                                                   acceptance of
Payments                                                      Phase II
                                                              [*] by WA
                                                              and agreement
                                                              to proceed with
                                                              development

                  Performance Payment 2                       [*]                                                             [*]


                  Performance Payment 3                       [*]                                                             [*]

                  Performance Payment 4                       [*]                                                             [*]

                  Performance Payment 5                       [*]                                                             [*]

                  Performance Payment 6                       [*]                                                             [*]

Overall                                                       [*]               [*]                       [*]                 [*]
Program                                                       (Estimated)       (Estimated)              (Estimated)          MM
total

        *SpectRx/WA to agree on what "Mid-point" means.

         3.2      ACCEPTANCE TESTING

                           3.3.1    OVERVIEW
                           The following section describes the possible methods employed by the project team in an effort to assess to what extent deliverables and/or key milestones have been completed. The Management Committee will be responsible to review findings and determine whether or not a deliverable has been completed and/or additional action is required.

                           3.3.2.   ACCEPTANCE TESTING METHODS
                           May include any or all of the following activities:
                           1. Review of technical descriptions, testing results, clinical results, statistical analysis, design documentation, etc.
                           2. Participation in technical discussions, design reviews, code walkthroughs, clinical use, etc.
                           3. Witness of demonstrations, tests, in process design activities, etc.


[*]      To be redacted

                           4. Independent testing of designs, prototypes, models, etc.
                           5. Inspection of physical items including prototypes, finished designs, test and measurement setups, etc.
                           6. Other methods and activities which emerge as the program progresses and that are agreed upon by the parties.

                           Welch Allyn will apply any or all of the above methods to assess whether any deliverable or demonstration has met its requirements.

                           3.3.3    ACCEPTANCE TESTING IMPACT ON PROJECT
                                    SCHEDULE
                           It is assumed that SpectRx project activities will continue in parallel with acceptance testing activities and that the project schedule will not be impacted.

                           3.3.4    ACCEPTANCE TESTING PROCESS

                                    3.3.4.1  APPLICABILITY OF ACCEPTANCE TESTING
                                             The following acceptance process
                                             applies to deliverables from
                                             SpectRx to Welch Allyn.

                                    3.3.4.2  INITIAL REVIEW
                                             Welch Allyn will review any
                                             deliverable(s) and respond with
                                             comments and questions to SpectRx
                                             within 10 working days of receipt
                                             of the deliverable(s). If comments
                                             and/or questions are not provided
                                             by Welch Allyn within 10 working
                                             days of deliverable receipt, the
                                             deliverable will be considered
                                             accepted, subject to the provisions
                                             of Paragraph 3.3.3.3 below.

                                    3.3.4.3  REVIEW PERIOD EXTENSIONS
                                             In some cases, Welch Allyn may
                                             require longer than 10 working days
                                             to review and respond to a
                                             deliverable. If additional time
                                             is required:
                                             1.  The WA Program Manager will
                                                 notify SpectRx during the first
                                                 10 days of the review period
                                                 that an extension to the review
                                                 period is needed.

                                             2.  WA will take no longer than an
                                                 additional 15 working days for
                                                 the review extension.

                                             3.  WA will work with SpectRx to
                                                 prioritize the order of review
                                                 to eliminate or minimize any
                                                 schedule impact. If a schedule
                                                 impact cannot be avoided, the
                                                 parties will work together to
                                                 appropriately adjust the
                                                 schedule.

                                    3.3.4.4  DELIVERABLE REVISIONS
                                             Revisions to the deliverable(s) may
                                             be required by the comments and
                                             questions. Revisions to
                                             deliverables in response to
                                             comments will be generated within
                                             10 working days of receipt of the
                                             comments and questions. Upon
                                             receipt of the revisions, Welch
                                             Allyn will review the revisions and
                                             send any additional comments and
                                             questions to SpectRx within 5
                                             working days of receipt of the
                                             revisions. Any additional comments
                                             will only address the revisions
                                             received. If the additional
                                             comments are not provided by
                                             Welch Allyn within 5 working days
                                             of revision receipt, the
                                             revisions will be considered
                                             accepted.

4.       PRODUCT DEVELOPMENT RESPONSIBILITIES
This section provides additional information on Welch Allyn and SpectRx responsibilities. Also see attachment B.

                  4.1      RESPONSIBILITIES OF THE MANAGEMENT COMMITTEE

                  As defined in the Agreement.

                  4.2 PROJECT COST ACCOUNTING PROCEDURES (TO BE DEFINED) (SpectRx and WA will meet to solidify the accounting practices necessary to track and manage the project)

                  4.3      MANUFACTURING AND SUPPLY
                  SpectRx and Welch Allyn will have ultimate responsibility for the components/assemblies they are responsible to manufacture. Both parties will make efforts to select the appropriate supplier based on evaluation with respect to product quality, core competence compatability, product cost, delivery, inventory, and general manufacturing qualifications. Suppliers must be in compliance or are certified through the Welch Allyn Supplier Certification Process or similar SpectRx process. Manufacturing rights, supply, margins, and supply agreements are per the Agreement.

                  4.4      TOOLING AND AUTOMATIC TEST EQUIPMENT
                  Welch Allyn and SpectRx will have ultimate responsibility for the development and implementation of tooling and test equipment applicable to the components or assemblies that they manufacture and/or source. Both Welch Allyn and SpectRx are expected to give input to the requirements for all components and assemblies as part of overall design review of the product in general.

                  4.5 TECHNICAL INFORMATION FROM WELCH ALLYN TO SPECTRX Technical information will be required by SpectRx of Welch Allyn in the form of discussion or documentation in order to complete deliverables for the program. SpectRx will inform Welch Allyn of the information needed and when it is needed. Welch Allyn will provide the information in a timely manner. SpectRx will review the information in a timely manner.

                  4.6      PROTOTYPES
                  SpectRx will be responsible for the completion of all Applied Research Phase prototypes. (Responsibility for prototypes beyond the Applied Research Phase are tbd)

                  4.7      DOCUMENTATION TOOLS AND FILE TRANSFER

                           4.7.1 MECHANICAL DESIGN TOOLS AND FILE TRANSFER SpectRx and Welch Allyn will use pro/ENGINEER for all solid modeling and drawings. SpectRx will follow Welch Allyn drafting standards and will use Welch Allyn drawing formats for those components and assemblies related to Welch Allyn manufacturing or sourcing.

                           4.7.2 ELECTRICAL DESIGN TOOLS AND FILE TRANSFER SpectRx and Welch Allyn will use ????(OrCAD, Cadence?, rev.level?)

                           4.7.3    SOFTWARE DESIGN TOOLS AND FILE TRANSFER

                           Where applicable, SpectRx will release software to Welch Allyn consistent with Attachment D.

5.       Intellectual property ownership and technology application
Both SpectRx and Welch Allyn bring technologies and know-how to the Program. During the program it is likely that new technology and know-how will be developed by both SpectRx and Welch Allyn. The intent of the following sections is to clarify the basis of ownership and rights to use the technology and know-how which emerges from the project.

                  5.1      PATENTS
                  It is to the advantage of both Welch Allyn and SpectRx to generate as many patents as possible during the program. A robust wall of patents will help establish this product's place in the market and provide both Welch Allyn and SpectRx with a competitive advantage in developing follow-on products. The following paragraphs augment the discussions of derived technology and developed technology in the Agreement.

                           5.5.1    IDEA DOCUMENTATION
                           Both Welch Allyn and SpectRx will keep and maintain patent notebooks to record ideas that emerge from the program.

                           5.5.2    WELCH ALLYN DERIVED TECHNOLOGY
                           The following are background technologies which Welch Allyn brings to the project. IP per the Agreement. Know-how to be defined.

                           5.5.3    SPECTRX DERIVED TECHNOLOGY
                           The following are background technology which SpectRx brings to the project in addition to the patents described in attachment D. IP per the Agreement. Know-how to be defined.

                                  ATTACHMENT B

The following is a general indication of level of responsibility and contribution for the development, manufacturing and sale of the cervical cancer detection product.

                                                     WA%                      SpectRx%                  outside%
                                                     ---                      --------                  --------
core technology development                          [*]                        [*]                       [*]
software/algorithm develop.                          [*]                        [*]                       [*]
electrical engineering                               [*]                        [*]                       [*]
mechanical engineering                               [*]                        [*]                       [*]
industrial engineering                               [*]                        [*]                       [*]
clinical evaluations                                 [*]                        [*]                       [*]
statistical analysis                                 [*]                        [*]                       [*]
quality control                                      [*]                        [*]                       [*]
regulatory/agency                                    [*]                        [*]                       [*]
manufacturing                                        [*]                        [*]                       [*]
marcom (US)                                          [*]                        [*]                       [*]


[*]      To be redacted

                                  ATTACHMENT C:
                     WELCH ALLYN PRODUCT DEVELOPMENT PROCESS
                                    (REV. H)

                                       [*]


[*]      To be redacted

                                  ATTACHMENT D:

                WELCH ALLYN SOFTWARE DEVELOPMENT PROCESS SUMMARY

                                       [*]

                                     Page 1


[*]      To be redacted

                                 ATTACHMENT E1:
                          SPECTRX PHASE I DELIVERABLES

1. Staff project. Develop team organizational structure and define roles. Define staff needs going forward, including internal staff and necessary consultants etc.

2.       Complete systems analysis for the [*].

3. Complete equipment procurement for the [*]. and order all components for the [*].

4. Build [*](complete system ready for use in Phase II clinical evaluations).

5. Complete lab testing for the [*]/Develop and evaluate test calibration standards and phantoms. (Demonstrate repeatability with respect to validated calibration system).

6. Complete pilot study protocol for [*] may or may not have the same protocol) and submit to IRB. SpectRx and WA to agree on content to promote flexibility in running the study while including the critical elements. SpectRx and WA to agree on and implement additional documents and/or methods in an effort to outline additional detail beyond the IRB approved protocol that is important to the clinical trial.

7.       Complete clinical SOP's:
                  a.       CL-001: Clinical Development
                  b.       CL-002: Clinical Trial Master Plan
                  c.       CL-003: Investigator Selection
                  d.       CL-004: Site Initiation Visit
                  e.       CL-005: Internal Training Certification
                  f.       CL-006: Study Coordinator Training
                  g.       CL-007: Adverse Events Reporting
                  h.       CL-008: Study Close Out

8.       SpectRx/WA agreement on IP strategy.
                  a. SpectRx to complete a claim-by-claim comparison of at least [*] of the [*] key patents defined in the Nov. 4%gth%g meeting.
                  b.       Develop specific strategy on if and/or how [*].

[*]      To be redacted

      ATTACHMENT E2: PHASE II DELIVERABLES (F/O CERVICAL CANCER [*] SYSTEM)

PILOT STUDY PATIENT DATA COLLECTION FOR TRIAL SET.

Train and work with clinician. Equipment support and support of data collection efforts.

Assess and implement hardware changes [*] dictated by study. Complete all modifications/revisions.

Assess and implement measurement sequence and protocol changes. Determine the need and the feasibility of introducing a [*].

Complete safety study.

[*]

Complete design and development of [*] capable of [*].

Phase in new [*] into the pilot study.

SECOND [*] SYSTEM FOR SECOND CLINICAL SITE.

Design, develop and commission second [*] probe system. Commission second clinical site (site selection, IRB approval etc.)

DATA ANALYSIS.

Process incoming data for [*].

Principle component analysis:

         Determine best [*]
         Determine best [*].

Develop and test [*].



[*]      To be redacted

DEVELOPMENT OF [*].

Evaluate new [*] materials for [*].

Evaluate Gretag/Macbeth reflectance standards for disposable calibrant.

CELL LINE STUDIES.

Studies on [*].

INTELLECTUAL PROPERTY.

Continued Assessment of IP landscape with appropriate disclosures and filings based [*].


[*]      To be redacted

                                  ATTACHMENT F:
                       PRODUCT DEVELOPMENT SIGN OFF SHEET

1.0      Required Signatures
                  The attached sign-off sheet is consistent with the signatures that are required for each Gate and are intended to reflect the signatures required for the product development phase only.

2.0      Team Representation

         2.0.1    Welch Allyn team representation
                  Program Manager: Scott Spanfelner
                  Technical Rep.: Al Krauter
                  Marketing Rep.: Sue Reilly
                  Medical Director: Bob Corona
                  Manufacturing Rep.: tbd
                  Purchasing Rep.: tbd
                  Planning Rep.: tbd
                  Quality Rep.: tbd

         2.0.2    SpectRx team representation
                  Program Manager*: Mark Faupel
                  Technical Rep. #1: Shabbir Bambot
                  Technical Rep. #2: Tim Harrell
                  Marketing Rep.*: Keith Ignotz
                  Manufacturing Rep.: tbd
                  Purchasing Rep.: tbd
                  Planning Rep.: tbd
                  Quality Rep.: tbd

         * the signature of the SpectRx program manager and marketing representative are assumed to also represent approval by the intellectual property, clinical trials and biostatistics managers.

3.0      Management Committee Representation

         Welch Allyn #1: Scott Spanfelner, R&D and Mfg manager/Endoscopy and
                         Medical Lighting
         Welch Allyn #2: Kelley Murphy, Business Manager/Endoscopy and Medical
                         Lighting
         Welch Allyn #3: Rich Newman, VP of R&D
         Welch Allyn #4: Bob Corona, Medical Director
         SpectRx #1: Mark Faupel, VP of R&D
         SpectRx #2: Keith Ignotz, COO
         SpectRx #3: Shabbir Bambot, Senior Research Scientist
         SpectRx #4: Tim Harrell, Director of Technology Development

Project Title: Cervical Cancer Detection Device                                                             PROJECT #:
         GATE                                        1            2             3            4            5          6
TEAM

Welch Allyn: program manager

         technical rep.
         marketing rep.
         medical director
         manufacturing rep.                          na
         purchasing rep.                             na
         planning rep.                               na
         quality rep.                                na
SpectRx: program manager
         technical rep.#1
         technical rep.#2
         marketing rep.
         manufacturing rep.                          na
         purchasing rep.                             na
         planning rep.                               na
         quality rep.                                na

MANAGEMENT COMMITTEE

Welch Allyn #1
Welch Allyn #2
Welch Allyn #3
Welch Allyn #4
SpectRx #1
SpectRx #2
SpectRx #3
SpectRx #4

EXECUTIVE COMMITTEE

Welch Allyn: Finance manager (Horan)                                            na                        na
         QA Manager (Watkins)                        na                         na                        na
         Operations Manager (Geihe)                  na                         na                        na
         Nat'l Sales Manager (Moran)                 na                         na           na           na
         Int'l Sales Manager (Chung)                 na                         na           na           na
         Division R&D Manager (Pingel)                                          na                        na

         Division General Manager (Soderberg)                                   na           na           na

SpectRx: Finance Manager (Muller)                                               na                        na
         Operations Manager ( )                                                 na                        na
         Chief Operating Office (Ignotz)                                        na                        na
         President, CEO (Samuels)                                               na           na           na

                                   EXHIBIT 7.5

                        Third Party Intellectual Property


SpectRx:

                                      [*]







Welch Allyn:      None




[*] To be redacted

                                  EXHIBIT 10.1

      Activities and Other Items Re: Report on Feasibility of Skin Product



1.       Preliminary market assessment report.

2. Preliminary listing of customer based performance and functional requirements.

3.       Initial technical feasibility report based on literature review.

4.       Initial intellectual property report.

5.       Core team, infrastructure, staffing and responsibilities report.

6.       Preliminary device prototype design report.

7.       Identification of initial clinical site for pilot research.

8.       Proposed tasks and timelines (Gantt Chart) for project.

9. Report of preliminary laboratory experimentation defining [*] expected to be found in pigmented lesions.


[*] to be redacted

                                EXHIBIT 15.2 (B)

         The Contingent Royalty percentage and payments referenced in Section 18.5(D) will be determined on and by reference to the status of the Project at the time when the Agreement is terminated, as follows:

                                    [*]

[*]   to be redacted



                                       35